Filed pursuant to Rule 433

Dated August 21, 2017

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement

dated August 21, 2017 and the

Prospectus dated May 8, 2017

Registration No. 333-217775

Tyson Foods, Inc.

Final Term Sheet

$400,000,000 Floating Rate Senior Notes due 2020

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2/BBB/BBB*
Format:	SEC Registered
Ranking:	Floating Rate Senior Unsecured
Size:	$400,000,000
Trade Date:	August 21, 2017
Settlement Date:	August 23, 2017 (T + 2)
Final Maturity:	August 21, 2020
Interest Payment Dates:	Quarterly, on February 21, May 21, August 21 and November 21
First Interest Payment Date:	November 21, 2017
Interest Rate:	3-month U.S. dollar LIBOR plus 45 basis points. The interest rate for the floating rate notes due 2020 will be reset quarterly on each interest determination date
Public Offering Price:	100%
Day Count:	Actual/360
Optional Redemption:	The floating rate notes due 2020 will not be redeemable at the option of the Company prior to maturity
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Merrill Lynch, Pierce Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC J.P. Morgan Securities LLC Barclays Capital Inc.
Senior Co-managers:	Goldman Sachs & Co. LLC Mizuho Securities USA LLC Rabo Securities USA, Inc.
Co-managers:	Credit Agricole Securities (USA) Inc. MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

CUSIP:	902494 BE2
ISIN:	US902494BE29
Calculation Agent:	Bank of New York Mellon Trust Company, N.A.
Exchange Listing:	None

$500,000,000 2.250% Senior Notes due 2021

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2/BBB/BBB*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$500,000,000
Trade Date:	August 21, 2017
Settlement Date:	August 23, 2017 (T + 2)
Final Maturity:	August 23, 2021
Interest Payment Dates:	Semi-annually on February 23 and August 23
First Interest Payment Date:	February 23, 2018
Pricing Benchmark:	1.500% due August 15, 2020
UST Spot (Price/Yield):	100-04 3⁄4 / 1.449%
Spread to Benchmark:	T+85 bps
Yield to Maturity:	2.299%
Coupon:	2.250%
Public Offering Price:	99.814%
Day Count:	30/360
Make Whole Call:	T + 15 bps
Par call:	On or after 1 month prior to the maturity date
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Merrill Lynch, Pierce Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC J.P. Morgan Securities LLC Barclays Capital Inc.
Senior Co-managers:	Goldman Sachs & Co. LLC Mizuho Securities USA LLC Rabo Securities USA, Inc.
Co-managers:	Credit Agricole Securities (USA) Inc. MUFG Securities Americas Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC
CUSIP:	902494 BF9
ISIN:	US902494BF93
Exchange Listing:	None

This communication is intended for the sole use of the person to whom it is provided by us.

(*)	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.

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